Exhibit (a)(5)(x)

The Priceline Group and OpenTable Announce Early Termination of HSR Waiting Period

NORWALK, Conn. and SAN FRANCISCO, Calif., July 8, 2014 /PRNewswire/ — The Priceline Group Inc. (NASDAQ: PCLN) and OpenTable, Inc. (NASDAQ: OPEN) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), in connection with The Priceline Group’s proposed acquisition of OpenTable, was terminated early on July 7, 2014, by the U.S. Federal Trade Commission. The waiting period was scheduled to expire at 11:59 P.M., New York time, on July 7, 2014.

As previously announced on June 13, 2014, The Priceline Group and OpenTable have entered into a merger agreement under which The Priceline Group will acquire all of the outstanding shares of OpenTable for $103 per share in cash, without interest and less any required withholding taxes, with the transaction to be effected through a tender offer by The Priceline Group’s wholly owned subsidiary, Rhombus, Inc. The termination of the HSR waiting period satisfies one of the conditions to consummate the tender offer. Other conditions remain to be satisfied, including, among others, a minimum tender of at least a majority of outstanding OpenTable shares on a fully diluted basis.

The tender offer is scheduled to expire at midnight, New York City time, on July 24, 2014 (one minute after 11:59 p.m., New York City time on July 23, 2014), unless the tender offer is extended or earlier terminated in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the merger agreement governing such offer and the related transactions.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of OpenTable or any other securities. The Priceline Group Inc. and Rhombus, Inc., a wholly-owned subsidiary of The Priceline Group Inc., have filed a tender offer statement on Schedule TO with the SEC and the offer to purchase shares of OpenTable common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS FILED BY OPENTABLE AND AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the offer, toll-free at (888) 750-5834.

Information About Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements reflect the views of The Priceline Group’s and OpenTable’s management regarding current expectations and projections about future events and the ability of The Priceline Group and OpenTable to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement, and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The proposed transaction has not closed, and the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the possibility that expected benefits of the transaction may not be achieved in a timely manner or at all; revenues following the transaction may be lower than expected; disruption from the transaction may adversely affect OpenTable’s relationships with its customers, business partners or employees; the conditions to the completion of the transaction may not be satisfied in a timely manner or at all; and the other factors described in The Priceline Group’s and OpenTable’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, The Priceline Group and OpenTable undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About The Priceline Group

The Priceline Group Inc. (NASDAQ: PCLN) is the world leader in online travel, serving consumers and partners through five primary brands - Booking.com, priceline.com, Agoda.com, KAYAK and rentalcars.com. For more information, visit PricelineGroup.com.

About OpenTable

OpenTable is the world’s leading provider of online restaurant reservations, seating more than 15 million diners per month via online bookings across more than 31,000 restaurants. The OpenTable network connects restaurants and diners, helping diners discover and book the perfect table and helping restaurants deliver personalized hospitality to keep guests coming back. The OpenTable service enables diners to see which restaurants have available tables, select a restaurant based on verified diner reviews, menus, and other helpful information, and easily book a reservation. In addition to the company’s website and mobile apps, OpenTable powers online reservations for nearly 600 partners, including many of the Internet’s most popular global and local brands. For restaurants, the OpenTable hospitality solutions enable them to manage their reservation book, streamline their operations, and enhance their service levels. Since its inception in 1998, OpenTable has seated more than 620 million diners around the world. The Company is headquartered in San Francisco, California, and the OpenTable service is available throughout the United States, as well as in Canada, Germany, Japan, Mexico, and the UK. More information is available on http://www.opentable.com.

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For Press Information: Leslie Cafferty 203-299-8128 leslie.cafferty@pricelinegroup.com

For Investor Relations: Matthew Tynan 203-299-8487 matt.tynan@pricelinegroup.com